================================================================================

                            STOCK PURCHASE AGREEMENT

                                     between

                          NORLAND MEDICAL SYSTEMS B.V.

                                       and

                          NORLAND MEDICAL SYSTEMS, INC.

                                February 26, 1997

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1.  Sale and Purchase of the Shares; Purchase Price; Closing...........1
            SECTION 1.01.  Sale and Purchase of the Shares.....................1
            SECTION 1.02.  Purchase Price; Purchase Note; Additional
                             Purchase Price....................................1
            SECTION 1.03.  Closing.............................................3
            SECTION 1.04.  Further Assurances..................................4

ARTICLE 2.  Representations and Warranties by Seller...........................4
            SECTION 2.01.  Incorporation, Existence, Etc.......................4
            SECTION 2.02.  Capital Stock.......................................4
            SECTION 2.03.  Authorization.......................................5
            SECTION 2.04.  Non-Contravention...................................5
            SECTION 2.05.  Consents, Etc.......................................6
            SECTION 2.06.  Financial Statements................................6
            SECTION 2.07.  No Material Adverse Change..........................6
            SECTION 2.08.  Government Authorization and Compliance
                             with Laws.........................................6
            SECTION 2.09.  Company Actions.....................................8
            SECTION 2.10.  Undisclosed Liabilities.............................8
            SECTION 2.11.  Tax Matters.........................................8
            SECTION 2.12.  Title to Properties; Absence of Liens and
                             Encumbrances, Etc.................................9
            SECTION 2.13.  Agreements, Etc.....................................9
            SECTION 2.14.  Litigation, Etc....................................10
            SECTION 2.15.  Labor Controversies................................10
            SECTION 2.16.  Trade Names, Trademarks, Etc.......................10
            SECTION 2.17.  Employee Benefit Plans.............................11
            SECTION 2.18.  Insurance..........................................12
            SECTION 2.19.  Schedules and Other Information....................12

ARTICLE 3.  Representations and Warranties by Buyer...........................12
            SECTION 3.01.  Incorporation, Existence, Etc......................12
            SECTION 3.02.  Authorization......................................12
            SECTION 3.03.  Consents, Etc......................................13
            SECTION 3.04.  Litigation, Etc....................................13
            SECTION 3.05.  Non-Contravention..................................13
            SECTION 3.06.  Investment.........................................14

ARTICLE 4.  Additional Covenants and Agreements...............................14
            SECTION 4.01.  Conduct of Business................................14
            SECTION 4.02.  Amending Schedules, Etc............................16


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

            SECTION 4.03.  Regulatory Consents, Authorizations, Etc...........16
            SECTION 4.04.  Investigation, Etc.................................17
            SECTION 4.05.  Negotiations with Others...........................17
            SECTION 4.06.  Public Announcements...............................17
            SECTION 4.07.  Meeting of Stockholders............................18

ARTICLE 5.  Conditions to the Closing.........................................18
            SECTION 5.01.  Conditions to the Closing Relating to Buyer........18
            SECTION 5.02.  Conditions to the Closing Relating to Seller.......21

ARTICLE 6.  Termination and Abandonment.......................................23
            SECTION 6.01.  Termination and Abandonment........................23
            SECTION 6.02.  Effect of Termination..............................23

ARTICLE 7.  Indemnification...................................................24
            SECTION 7.01.  Definitions........................................24
            SECTION 7.02.  Buyer..............................................24
            SECTION 7.03.  Seller.............................................25
            SECTION 7.04.  Limitations........................................25
            SECTION 7.05   Notices............................................26

ARTICLE 8.  Registration Rights...............................................27
            SECTION 8.01.  Definitions........................................27
            SECTION 8.02.  Incidental Registration............................28
            SECTION 8.03.  Registration Procedures and Expenses...............28
            SECTION 8.04.  Indemnification....................................30

ARTICLE 9.  Miscellaneous.....................................................32
            SECTION 9.01.  Beneficiaries......................................32
            SECTION 9.02.  Amendments; Waivers; Etc...........................32
            SECTION 9.03.  Notices............................................32
            SECTION 9.04.  Brokers............................................34
            SECTION 9.05.  Counterparts.......................................34
            SECTION 9.06.  Headings...........................................34
            SECTION 9.07.  Expenses...........................................34
            SECTION 9.08.  Survival of Representations and Warranties.........34
            SECTION 9.09.  Severability.......................................35
            SECTION 9.10.  Miscellaneous......................................35

                                    Schedules
                                    ---------
Company

     Schedule 2.04        Exceptions to Non-Contravention
     Schedule 2.05        List of Consents, Etc.
     Schedule 2.07        Adverse Changes
     Schedule 2.08        Compliance
     Schedule 2.09        List of Exceptions
     Schedule 2.10        Undisclosed Liabilities
     Schedule 2.12        Liens, Etc.
     Schedule 2.13        List of Agreements, Etc.
     Schedule 2.14        Litigation
     Schedule 2.16        List of Trade Names, Etc.
     Schedule 2.17        Employee Benefit Plans
     Schedule 2.18        List of Insurance

Buyer

     Schedule 3.03        List of Consents, Etc.

Other Schedules

     Schedule 4.01(a)     Exceptions
     Schedule 4.01(b)     Exceptions

                              Exhibits
                              --------
     Exhibit A            Note
     Exhibit B            Additional Note
     Exhibit C            Pledge Agreement
     Exhibit D            Amended Distribution Agreement

                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT dated as of February 26, 1997, by and between NORLAND MEDICAL SYSTEMS B.V., a Netherlands corporation ("Seller"), and NORLAND MEDICAL SYSTEMS, INC., a Delaware corporation ("Buyer").

                                   WITNESSETH:

            WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of Common Stock, $1.00 par value (the "Shares"), of Norland Corporation, a Wisconsin corporation (the "Company"); and

            WHEREAS, the Board of Directors of Buyer, based upon the unanimous recommendation of a special committee of directors of Buyer (the "Special Committee"), deems it advisable and in the best interests of the stockholders of Buyer that Buyer purchase the Shares, and the Board of Directors has unanimously approved the purchase of the Shares by Buyer upon the terms and subject to the conditions set forth herein; and

            WHEREAS, the sale of the Shares to Buyer upon the terms and subject to the conditions set forth herein has been unanimously approved by the Managing Directors and the shareholders of Seller; and

            WHEREAS, Buyer desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Buyer, all on the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereby agree as follows:

ARTICLE 1. Sale and Purchase of the Shares; Purchase Price; Closing.

            SECTION 1.01. Sale and Purchase of the Shares.

            Subject to the terms and conditions herein set forth, at the Closing (as defined below), Seller agrees to sell the Shares to Buyer, and Buyer agrees to purchase the Shares from Seller.

            SECTION 1.02. Purchase Price; Purchase Note; Additional Purchase Price.

            (a) The aggregate purchase price (the "Purchase Price") to be paid by Buyer for the Shares shall be $17,500,000 plus the amount of any Additional Purchase Price (as defined in Section 1.02(c) hereof). The $17,500,000 portion of the Purchase Price shall be paid at the Closing as follows: (i) $1,250,000 in cash; and (ii) the balance of $16,250,000 by Buyer's promissory note in the form of Exhibit A attached hereto (the "Purchase Note"). The Additional Purchase Price will be determined at a later date, as provided below, in order to more accurately reflect the value of the Company as of the time of the Closing.

            (b) The Purchase Note shall bear interest at the rate of 7% per annum, payable in cash quarterly on March 31, June 30, September 30 and December 31 of each year commencing June 30, 1997. The principal amount shall be payable as follows: (i) $1,250,000 shall be due and payable on the date which is six months after the Closing Date (as defined below); and (ii) the entire unpaid principal amount shall be due and payable on the fifth anniversary of the Closing Date (the "Maturity Date"); provided, however, that if the entire principal amount of the Purchase Note is not paid in full on or before the Maturity Date, Buyer may elect to extend the Maturity Date for an additional period of two years (the "Extension Period"). If Buyer so elects to extend the Maturity Date, then effective on the first day of the Extension Period and on the first day of each succeeding six month period during the Extension Period, the interest rate per annum on the Purchase Note shall be increased by one percentage point. Buyer shall have the right at any time and from time to time to prepay the unpaid principal of the Purchase Note, in whole or in part, together with interest on the amount prepaid to the date of prepayment. Except for the $1,250,000 payment due six months after the Closing Date, which shall be paid in cash, Buyer shall have the right to make any payment or prepayment of principal on the Purchase Note by delivering to Seller shares of Buyer's Common Stock registered in Seller's name (the "Payment Shares"). Payment Shares shall, for such purpose, be valued at the average of the closing prices for a share of Buyer's Common Stock on each of the five trading days preceding the date of payment or prepayment (the "Average Closing Price"). Thus, if the Average Closing Price is $10.00 and Buyer delivers 10,000 Payment Shares to Seller as a prepayment of the Purchase Note, the unpaid principal amount of the Purchase Note shall be reduced by $100,000. At the time Buyer issues any Payment Shares to Seller, Buyer shall at Buyer's option either (i) register such issuance under the Securities Act of 1933, as amended, or (ii) grant the piggyback registration rights set forth in Article 8 hereof.

            (c) The Amount of any Additional Purchase Price shall be based upon Buyer's total sales for its year ending December 31, 1997, as shown on its audited consolidated financial statements for such year ("Total Sales"). The following table sets forth the amount of Additional Purchase Price which will be payable by Buyer:


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

                                                   The Additional Purchase
            If Total Sales are:                        Price shall be:
            -------------------                    ------------------------
            Less than $33,000,000                          $        0
            $33,000,000 - $33,999,999                         312,500
             34,000,000 -  34,999,999                         625,000
             35,000,000 -  35,999,999                         937,500
             36,000,000 -  36,999,999                       1,250,000
             37,000,000 -  37,999,999                       1,562,500
             38,000,000 -  38,999,999                       1,875,000
             39,000,000 -  39,999,999                       2,187,500
             40,000,000 or more                             2,500,000

The maximum Additional Purchase Price shall be $2,500,000. The Additional Purchase Price shall be payable by Buyer's promissory note in the form of Exhibit B attached hereto (the "Additional Note") in the principal amount equal to the Additional Purchase Price. The Additional Note shall be issued on April 1, 1998. Except for the principal amount and the mandatory $1,250,000 cash prepayment of the Purchase Note due six months after the Closing Date, the terms of the Additional Note will be substantially the same as the terms of the Purchase Note. Buyer shall have the right to make any payment or prepayment of principal of the Additional Note by delivering to Seller Payment Shares valued as provided in Section 1.02(b) hereof.

            (d) The Purchase Note and the Additional Note shall be secured by a pledge of the Shares by Buyer to Seller pursuant to a Pledge Agreement substantially in the form of Exhibit C attached hereto (the "Pledge Agreement").

            SECTION 1.03. Closing.

            Upon fulfillment or waiver of the conditions specified in Sections
5.01 and 5.02 hereof and provided that this Agreement has not been terminated pursuant to Article 6 hereof, a closing (the "Closing") shall take place at the offices of Buyer, 106 Corporate Park Drive, Suite 106, White Plains, New York 10604, or at such other place as Seller and Buyer may agree. The actual date of the Closing shall be referred to as the "Closing Date." Subject to the conditions set forth herein, at the Closing (a) Seller shall deliver to Buyer one or more stock certificates representing the Shares, duly endorsed, with all necessary stock transfer stamps attached thereto and canceled, or accompanied by one or more stock powers duly endorsed, transferring the Shares to Buyer, and
(b) Buyer shall deliver to Seller $l,250,000 in immediately available funds and the executed Purchase Note.

            SECTION 1.04. Further Assurances.

            Following the Closing, each party, at the request of the other party, shall execute and deliver such further documents and take such reasonable action as may be necessary or appropriate (i) to confirm the sale, transfer, assignment, conveyance and delivery of the Shares, (ii) to vest in Buyer all of Seller's right, title and interest to the Shares or (iii) to vest in Seller proper title and rights to the Purchase Note and the Additional Note.

ARTICLE 2. Representations and Warranties by Seller.

            Seller represents and warrants to Buyer as follows:

            SECTION 2.01. Incorporation, Existence, Etc.

            The Company owns all of the issued and outstanding stock of Norland Scientific Instruments, B.V., a Netherlands corporation (the "Subsidiary"). The Subsidiary is in the process of being liquidated. Each of the Company and the Subsidiary is a corporation duly incorporated, and validly existing under the laws of the State of Wisconsin and of the Netherlands, respectively, with all requisite corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business in such other jurisdictions, if any, in which the conduct of its business or the ownership or leasing of its property requires such qualification and where the failure to so qualify would have a material adverse effect on its business, property or assets. The copies of the Articles of Incorporation and By-laws of the Company and the Subsidiary, as amended to date, which have been delivered to Buyer are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof. Except for the Subsidiary, the Company and the Subsidiary have no subsidiaries and no equity interest in any other corporation or entity.

            SECTION 2.02. Capital Stock.

            The authorized capital stock of the Company consists of 58,500 shares of Common Stock, $1.00 par value ("Common Stock"), of which 8,457 Shares have been duly and validly issued and are outstanding, fully paid and, except as provided by Section 180.0662(2)(b) of the Wisconsin Business Corporation Law, nonassessable, 3,000 shares of Nonvoting Common Stock, par value $1.00 per share ("Nonvoting Common Stock"), none of which are issued our outstanding, and 1,500 shares of Class A Convertible Preferred Stock, $1.00 par value ("Class A Preferred Stock"), none of which are issued or outstanding. No shares of Common Stock are held in the treasury of the Company. Seller is the lawful record and beneficial owner of all of the Shares, with good and marketable title thereto, free and clear of all liens and encumbrances, claims and other charges thereon of any kind, except as provided by Section 180.0662(2)(b) of the Wisconsin Business Corporation Law. The authorized capital stock of the Subsidiary consists of 2,000 shares of common stock, of which 510 shares have been duly and validly issued and are outstanding, fully paid and nonassessable (the "Subsidiary Shares"). The Company is the lawful, record and beneficial owner of all of the Subsidiary Shares, with good and marketable title thereto, free and clear of all liens and encumbrances, claims and other charges thereon of any kind. Seller has the full legal power to transfer and deliver the Shares in accordance with this Agreement, and delivery of the Shares to Buyer pursuant hereto will convey good and marketable title, free and clear of all liens and encumbrances, claims and other charges thereon of any kind, except as provided by Section 180.0662(2)(b) of the Wisconsin Business Corporation Law. There are no preemptive or first refusal rights to purchase or otherwise acquire shares of capital stock of the Company or the Subsidiary pursuant to any provision of law or the Articles or By-laws of the Company or the Subsidiary or by agreement or otherwise. There are no outstanding warrants, options or other rights to subscribe for or purchase from Seller, the Company or the Subsidiary any shares of capital stock of the Company or the Subsidiary or any securities convertible into or exchangeable for such shares.

            SECTION 2.03. Authorization.

            Seller is a corporation duly incorporated, validly existing and in good standing under the laws of The Netherlands, with all requisite corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as it is now being conducted, and to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated on its part hereby have been duly authorized by all requisite corporate action and no further corporate authorization on the part of Seller is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

            SECTION 2.04. Non-Contravention.

            Except as set forth on Schedule 2.04 hereto, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not: (i) violate or result in the breach of any of the terms, provisions or conditions of, or constitute a default under, the Articles of Incorporation or By-laws of Seller, the Company or the Subsidiary, or any material contract, agreement, lease, commitment, indenture, mortgage, pledge, note, license or other material instrument or obligation to which Seller, the Company or the Subsidiary or any of their properties or assets may be bound or affected; (ii) violate any law, rule or regulation, or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Seller, the Company or the Subsidiary; or (iii) result in the creation or imposition of any security interest, charge, lien, encumbrance, commitment, pledge, option, claim, restriction or right, including rights of termination or cancellation in or with respect to, or otherwise materially and adversely affect, any of the properties, assets or business of Seller, the Company or the Subsidiary.

            SECTION 2.05. Consents, Etc.

            Except as set forth on Schedule 2.05 hereto, no consent, authorization, order or approval of, or declaration, notice, filing or registration with, any governmental or regulatory authority or any other person or entity on the part of Seller, the Company or the Subsidiary is required for or in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

            SECTION 2.06. Financial Statements.

            Seller has previously furnished Buyer with true and complete copies of the unaudited consolidated balance sheets of the Company and the Subsidiary as of December 31, 1996, 1995 and 1994, and the related unaudited statements of operations and cash flow statements for the years ended December 31, 1996, 1995 and 1994 (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in conformity with the books and records of the Company, have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly the financial position and results of operation of the Company and the Subsidiary as of such dates and for the respective periods then ended.

            SECTION 2.07. No Material Adverse Change.

            Except as set forth on Schedule 2.07 hereto, since December 31, 1996, there has been no change in the financial condition of the Company or the Subsidiary as shown on the consolidated balance sheet of the Company as at such date other than changes occurring in the ordinary course of business, which changes have not in the aggregate materially adversely affected the assets, liabilities, business, results of operations or financial condition of the Company or the Subsidiary, taken as a whole.

            SECTION 2.08. Government Authorization and Compliance with Laws.

            (a) Except as set forth on Schedule 2.08 hereto, (i) the business of the Company and the Subsidiary has been operated in compliance with all applicable laws, orders and regulations of all applicable governmental entities, except for violations which do not have a material adverse effect on the business, assets, financial condition or results of operation of the Company and the Subsidiary taken as a whole; (ii) each of the Company and the Subsidiary has all permits, certificates, licenses, approvals and other authorizations (collectively, "Permits") required in connection with the operation of its business, except for such Permits that the failure to obtain or maintain in full force and effect would not have a material adverse effect on the business, assets, financial condition or results of operation of the Company and the Subsidiary taken as a whole; and (iii) no notice has been received and, to the knowledge of the Company or Seller, no investigation or review is pending or is contemplated or threatened by any governmental entity or agency (A) with respect to any alleged violation by the Company or the

Subsidiary of any law, order or regulation of any governmental entity or agency, or (B) with respect to any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of the Company or the Subsidiary.

            (b) Except as disclosed on Schedule 2.08:

                  (i) There is no administrative or government agency proceeding pending or, to the knowledge of the Company or Seller, threatened against the Company in connection with the Company's products or devices or the design, development, production, marketing, packaging, distribution or sale of such products or devices.

                  (ii) There are no pending product recalls, market withdrawals, safety alerts or other corrective action taken or to be taken, whether voluntary or involuntary, with respect to any of the Company's products or devices.

                  (iii) To the knowledge of the Company or Seller, there are no pending investigations of the Company by any administrative or governmental agency or authority concerning whether or not to undertake any product recalls, market withdrawals, safety alerts or other corrective action.

                  (iv) There is no pending correspondence between the Company and any federal, state, local or foreign governmental agency or authority, or action taken or to be taken by any federal, state, local or foreign governmental agency or authority, regarding any defect, failure, deficiency or non-compliance associated with any of the Company's products or devices or the failure to fully comply with any regulatory requirement, including, without limitation, any of the United States Food and Drug Administration ("FDA") Good Manufacturing Practice regulations.

                  (v) All necessary Section 510(k) premarket notifications, medical device reports, and radiological health-related reports as required by the Federal Food, Drug, and Cosmetic Act (the "FFDCA"), and the regulations promulgated thereunder have been filed with the FDA and all necessary premarket notifications have been cleared by the FDA. All of the Company's products and devices are listed on Schedule 2.08.

                  (vi) With respect to all of the Company's products and devices, the Company has fully and completely complied with all applicable federal, state, local and foreign statutory and regulatory requirements and rules relating to the design, development, production, marketing, packaging, distribution and sale thereof, including, without limitation, the FDA Good Manufacturing Practice regulations set forth in 21 C.F.R. Part 820, the medical device reporting requirements set forth in 21 C.F.R. Part 803 and the other applicable FDA rules and regulations.

                  (vii) The Company has maintained all records with respect to the Company's products and devices in full compliance with the applicable FDA rules and regulations.

            SECTION 2.09. Company Actions.

            Except as set forth on Schedule 2.09 hereto, since December 31, 1996, neither the Company nor the Subsidiary has: (i) issued any capital stock, bonds or other corporate securities, (ii) borrowed any amount or incurred or become subject to any liabilities except liabilities incurred, and liabilities under contracts entered into, in the ordinary course of business (excluding liabilities up to an aggregate of $100,000), (iii) declared or made any payment or distribution to shareholders in respect of its capital stock or purchased or redeemed any shares of its capital stock, (iv) reclassified its shares, (v) mortgaged, pledged or subjected to any lien, charge or any other encumbrance any of its assets, tangible or intangible, except for liens arising as a matter of law in the ordinary course of business, including mechanics', carriers', workers', repairers' and other similar liens or liens of real or personal property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets or canceled any debts or obligations (except in the ordinary course of business), (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets,
(viii) suffered any extraordinary losses (whether or not in the ordinary course of business) or waived any rights of substantial value (other than in the ordinary course of business), (ix) made any changes in officer compensation, (x) made any investment in, advanced any money to, or guaranteed any obligation of, any third person or entity, (xi) changed any accounting principle or method (including, without limitation, inter-company allocations) except as required by a change in generally accepted accounting principles, or (xii) entered into any material transaction other than in the ordinary course of business.

            SECTION 2.10. Undisclosed Liabilities.

            Except as set forth on Schedule 2.10 hereto, to Seller's and the Company's knowledge, there are no liabilities or obligations of the Company or the Subsidiary of any kind whatsoever, whether accrued, absolute, contingent or otherwise, and whether due or to become due which would, either individually or in the aggregate, have a material and adverse effect on the business, assets, financial condition or results of operations of the Company and the Subsidiary taken as a whole, and there is no existing condition known to Seller or the Company which they reasonably believe will result in such liability, other than liabilities reflected or reserved against on the December 31, 1996 balance sheet or liabilities incurred since the date thereof in the ordinary course of business.

            SECTION 2.11 Tax Matters.

            Each of the Company and the Subsidiary has filed (or has extensions in effect for) all federal, state, local, foreign and other tax returns which are required to be filed by it. Each of the Company and the Subsidiary has paid all taxes pursuant to such returns. All monies required to be withheld by the Company and the Subsidiary from employees for income taxes, Social Security and unemployment insurance taxes have been collected or withheld, and either paid to the respective governmental agencies or accrued on the books of the Company and the Subsidiary. The charges, accruals and reserves reflected in the December 31, 1996 consolidated balance sheet in respect of taxes for all fiscal periods for which the statute of limitations has not expired are adequate, and the Seller and the Company do not know of any material unpaid assessment or proposal by any taxing authority for additional taxes for which the Seller or the Company or the Subsidiary does not have adequate reserves for any such fiscal period.

            SECTION 2.12. Title to Properties; Absence of Liens and Encumbrances, Etc.

            Each of the Company and the Subsidiary has good and marketable title to all of its properties and assets shown on the December 31, 1996 balance sheet and all assets and properties acquired since the date of such balance sheet, except for such properties or assets which have been disposed of in the ordinary course of business, free and clear of any liens, charges, pledges, security interests or other encumbrances of any nature whatsoever, except as set forth on
Schedule 2.12 hereto. Except as set forth on Schedule 2.12 hereto, there is not under any material lease by which the Company or the Subsidiary is bound any existing default, or any condition, event or act which with notice or lapse of time or both would constitute such a default, the consequences of which would permit, the acceleration of payments due under, or the termination of, any such lease.

            SECTION 2.13. Agreements, Etc.

            Except as set forth on Schedule 2.13 hereto, neither the Company nor the Subsidiary is a party to or is bound by any Material Agreement. As used herein, the term "Material Agreement" shall mean (i) all agreements, contracts, arrangements, commitments, understandings or obligations, oral or written, of the Company or the Subsidiary, including all such items relating to the purchase of goods and materials used by the Company or the Subsidiary in its business, which involves the payment by the Company or the Subsidiary of $50,000 or more;
(ii) all material leases of real property, franchises and licensing and distribution agreements to which the Company or the Subsidiary is a party, either as lessor or lessee; (iii) all bonus, incentive, compensation, profit-sharing, retirement, pension, group insurance, death benefit or other fringe benefit plans, deferred compensation and post-termination obligations, trust agreements of the Company and the Subsidiary in effect or under which any amounts remain unpaid on the date hereof or are to become effective after the date hereof; (iv) all collective bargaining agreements with any labor union or other representative of the employees of the Company or the Subsidiary, including local agreements, amendments and supplements, letters and memoranda of understanding of all kinds and all employment and consulting contracts not terminable at will without penalty to which the Company or the Subsidiary is a party; (v) any agreement limiting the freedom of the Company or the Subsidiary to compete in any line of business or with any person; and (vi) all other agreements, contracts, arrangements, commitments, understandings, or obligations of the Company and the Subsidiary, oral or written, in which any officer or director of the Company or the Subsidiary has any interest, direct or indirect. Except as set forth on Schedule 2.13, neither Seller nor the Company has knowledge of any default or written allegation by a third party of a default or state of facts which with notice or lapse of time or both they believe would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any agreement referred to in Schedule 2.13, which default could have a material and adverse effect upon the business, operations, assets or financial conditions of the Company and the Subsidiary taken as a whole.

            SECTION 2.14. Litigation, Etc.

            Except as disclosed on Schedule 2.14 hereto, there is no claim, action, suit, arbitration, investigation or proceeding pending or, to the knowledge of Seller, contemplated or threatened against the Company or the Subsidiary or any of their properties (i) which, if adversely determined, would materially and adversely affect the business or assets or financial condition or results of operations of the Company and the Subsidiary taken as a whole, or
(ii) which seeks to prohibit, restrict or delay the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or any of the conditions to consummation of the transactions contemplated hereby, nor is there any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality, arbitrator or any other person outstanding against the Company having, or which Seller or the Company believes may have, any such effect referred to in clauses (i) or (ii) above. Neither the Company nor the Subsidiary is in default with respect to any order, writ, injunction or decree of any court or other governmental or regulatory authority, agency, commission or official.

            SECTION 2.15. Labor Controversies.

            There are no controversies pending between the Company or the Subsidiary and any of its employees, which controversies affect, or which Seller believes will affect, materially and adversely the business, assets, financial condition or results of operations of the Company and the Subsidiary taken as a whole.

            SECTION 2.16. Trade Names, Trademarks, Etc.

            The Company and the Subsidiary have and own all right, title and interest to, or have a valid license for, the trade names and trademarks listed on Schedule 2.16 hereto. There are no claims or proceedings pending or, to the knowledge of Seller or the Company, threatened against the Company or the Subsidiary asserting that its use of any of the aforementioned properties or rights infringes the rights of any other person, and, to Seller's and the Company's knowledge, neither the Company nor the Subsidiary is infringing on any such rights of any other person.

            SECTION 2.17. Employee Benefit Plans.

            (a) Schedule 2.17 hereto contains a true and complete list of all Benefit Plans. Copies of all written Benefit Plans, written descriptions of all oral Benefit Plans, and all other documentation relating to the Benefit Plans have been delivered or made available to Buyer. Except as disclosed on Schedule 2.17: (i) each Benefit Plan and the administration thereof complies, and has at all times complied, in all material respects with its terms and the requirements of all applicable laws, including ERISA and the Code, and each Benefit Plan intended to qualify under Section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been tax-exempt under Section 501(a) of the Code; (ii) no Benefit Plan is a "single-employer plan" or a "multiemployer plan" as such terms are defined in Sections 4001(a)(15) and 4001(a)(3) respectively;
(iii) the Company is not a member of a "controlled group" as defined in Section 412(n)(6)(B) of the Code; (iv) the Company has not incurred any liability for any tax imposed under Section 4971 through 4980B of the Code or civil liability under Section 502(i) or (1) of ERISA; (v) no Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Title I of ERISA or Section 4980B of the Code;
(vi) no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement; (vii) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any Benefit Plan; and (viii) all contributions to Benefit Plans required to be made under such Benefit Plans as of the Closing Date will have been made, and all benefits accrued under any unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with generally accepted accounting principles as of such date, and the Company will have performed by the Closing Date all obligations required to be performed as of such date under the Benefit Plans.

            (b) As used herein, the following terms shall have the meanings set forth below:

            "Benefit Plan" means any Plan established by the Company or any predecessor or affiliate of any of the foregoing, existing at the Closing Date or prior thereto, to which the Company contributes, or has contributed, or any Plan under which any employee, former employee or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has any right to benefits.

            "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, whether formal or informal, and whether maintained for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

            SECTION 2.18. Insurance.

            The Company and the Subsidiary maintain insurance against the hazards and liabilities (including product liability insurance), and in the amount, stated (subject to the deductible amount, specified) in the policies of insurance described on Schedule 2.18 hereto.

            SECTION 2.19. Schedules and Other Information.

            All of the Schedules and other certificates required to be delivered under this Agreement do not and will not contain any statement which is false or misleading with respect to any material fact and do not and will not omit to state a material fact necessary in order to make the statements therein not false or misleading.

ARTICLE 3. Representations and Warranties by Buyer.

            Buyer represents and warrants to Seller as follows:

            SECTION 3.01. Incorporation, Existence, Etc.

            Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in such other jurisdictions if any, in which the conduct of its business or the ownership or leasing of its property requires such qualification and where the failure to so qualify would have a material adverse effect on its business, property or assets.

            SECTION 3.02. Authorization.

            The execution and delivery by Buyer of this Agreement and the Note and the consummation by Buyer of the transactions contemplated on its part hereby and thereby have been duly authorized by its Board of Directors. This Agreement has been duly executed and delivered by Buyer and, subject to the approval of its stockholders as provided in Section

5.01(l) hereof, is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

            SECTION 3.03. Consents, Etc.

            Except as disclosed on Schedule 3.03 hereto, no consent, authorization, order or approval of, or filing or registration with, any governmental authority or any other person or entity on the part of Buyer is required for or in connection with the execution and delivery of this Agreement or the Note by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby.

            SECTION 3.04. Litigation, Etc.

            There is no claim, action, suit or proceeding pending or, to the knowledge of Buyer, contemplated or threatened against Buyer or any of its properties which seeks to prohibit, restrict or delay consummation of the transactions contemplated hereby or any of the conditions to consummation of the transactions contemplated hereby, nor is there any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality, arbitrator or any other person outstanding against Buyer having, or which Buyer believes may have, any such effect.

            SECTION 3.05. Non-Contravention.

            The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not: (i) violate or result in the breach of any of the terms, provisions or conditions of, or constitute a default under, the Certificate of Incorporation or By-laws of Buyer, or any material contract, agreement, lease, commitment, indenture, mortgage, pledge, note, license or other material instrument or obligation to which Buyer or any of its properties or assets may be bound or affected; (ii) violate any law, rule or regulation, or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Buyer; or (iii) result in the creation or imposition of any security interest, charge, lien, encumbrance, commitment, pledge, option, claim, restriction or right, including rights of termination or cancellation in or with respect to, or otherwise adversely affect, any of the properties, assets or business of Buyer.

            SECTION 3.06. Investment.

            Buyer is acquiring the Shares pursuant to this Agreement for its own account for investment and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the Shares will not be sold except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from registration under the Securities Act and any applicable state securities laws.

ARTICLE 4. Additional Covenants and Agreements.

            SECTION 4.01. Conduct of Business.

            During the period from the date hereof to the Closing Date, Seller shall and shall cause the Company and the Subsidiary to perform each of the following covenants:

            (a) Operations in the Ordinary Course of Business.

            Except as described on Schedule 4.01(a) hereto, each of the Company and the Subsidiary shall (i) conduct its operations according to its ordinary and usual course of business; (ii) use its reasonable best efforts to preserve intact its business organization, keep available the services of its officers and employees, and maintain satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with it; and (iii) perform its obligations in all material respects under all contracts and agreements by which it is bound.

            (b) Forbearances.

            Except as described on Schedule 4.01(b) hereto, and except as affected by transactions contemplated by this Agreement, neither the Company nor the Subsidiary shall, without the prior written consent of Buyer:

          (i) incur any debt, liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than (i) current liabilities incurred in the ordinary and usual course of business, and (ii) other liabilities not exceeding $100,000 in the aggregate or pay any debt, liability or obligation other than such liabilities;

          (ii) assume, guarantee, endorse or otherwise become responsible for the obligations of any other person or entity, or make any loans or advances to any person or entity, except in the ordinary and usual course of business;

          (iii) declare, set aside or pay any dividend (whether in cash, capital stock or property) with respect to its capital stock, or declare or make any distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of capital stock, or split combine or otherwise similarly change the outstanding shares of its capital stock, or authorize the creation or issuance of or issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from it, any shares of its capital stock;

          (iv) mortgage, pledge or subject to any lien or otherwise encumber any of its properties or assets except for liens arising as a matter of law in the ordinary course of business, including mechanics' liens and liens for real or personal property taxes not yet due and payable;

          (v) sell, lease, transfer or dispose of any of its properties or assets, waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it, except in the ordinary and usual course of business;

          (vi) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation, except in the ordinary and usual course of business;

          (vii) other than in the ordinary and usual course of business, enter into or terminate any contract or agreement, or make any material change in any of its contracts or agreements;

          (viii) amend any employee benefit plan other than as required by law, or increase in any manner the compensation or fringe benefits of any of its officers or employees, or pay or agree to pay any bonus or pension or retirement allowance not required by any existing plan or agreement to any such officers or employees, or commit itself to or enter into any employment agreement or any incentive compensation, deferred compensation, profit sharing, stock option, stock purchase, savings, consultant, retirement, pension or other "fringe benefit" plan or arrangement with or for the benefit of any officer, employee or other person;

          (ix) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination or cancellation replacement policies providing substantially the same coverage are in full force and effect;

          (x) amend its Articles of Incorporation or By-laws;

          (xi) make any material alteration in the manner of keeping its books, accounts or records, or in the accounting practices therein reflected;

          (xii) merge or consolidate with, or otherwise agree to be acquired by, any other corporation or business entity, acquire control of any other corporation or business entity, or take any steps incident to, or in furtherance of, any of such actions, whether by soliciting or negotiating, directly or indirectly, or by entering into an agreement providing therefor or otherwise;

          (xiii) sell, assign or transfer any patents, trademarks, trade names, copyrights or any other intangible assets material to its business; or

          (xiv) enter into an agreement to do any of the things described in clauses (i) through (xiii).

            SECTION 4.02. Amending Schedules, Etc.

            If, by virtue of (a) any matter arising after the execution and delivery of this Agreement, or (b) matters omitted from the original Schedules to this Agreement because Seller was not aware of such matters or the significance thereof, Seller shall determine that any of the representations and warranties or Schedules of Seller are inaccurate in any material respect, then Seller shall give prompt written notice thereof to Buyer, which notice shall include the necessary supplements or amendments to the Schedules to this Agreement. Buyer shall have the right, in its reasonable discretion, by written notice to Seller given within ten days from the receipt by Buyer of any such notice from Seller, to terminate this Agreement, in which event there shall be no further liability on the part of either party with respect to this Agreement. The failure of Buyer to so terminate this Agreement within ten days from the receipt of any such notice from Seller shall be deemed a waiver by Buyer of any termination or other right accruing to Buyer by reason of the matters disclosed in such notice.

            SECTION 4.03. Regulatory Consents, Authorizations, Etc.

            Each party hereto will use its reasonable best efforts to obtain all consents, authorizations, orders and approvals of and make all filings and registrations with, any governmental commission, board or other regulatory authority required for, or in connection with, the performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby and will cooperate fully with each other party in assisting such other party to obtain such consents, authorizations, orders and approvals. No party hereto will take any action which is intended to delay, impair or impede the receipt of any required regulatory approvals.

            SECTION 4.04. Investigation, Etc.

            Seller has permitted and agrees to further permit Buyer and Buyer's counsel, accountants, investment advisors and other representatives to have, or cause them to be permitted to have until the Closing, at Buyer's expense, access to the premises, books and records of the Company at reasonable hours on reasonable notice to the Company and Seller, and to cause the officers of the Company to furnish such financial and operating data and other information with respect to its business and properties being investigated as from time to time shall be reasonably requested. Seller will permit Buyer and its authorized representatives, including the auditing firm of Buyer, to review the workpapers of the auditing firm of the Company relating to their examinations of the financial statements of the Company. Buyer covenants and agrees (a) between the date hereof and the Closing Date or should this Agreement be terminated or abandoned for any reason, to hold all non-public information received by it in connection herewith on a confidential basis, and (b) should this Agreement be terminated or abandoned for any reason, not to use itself or voluntarily disclose to others any such information, to promptly return every document furnished by the other parties in connection herewith and any copies thereof such party may have made and to destroy any summaries, compilations or similar documents such party may have made or derived from such material, and to use its best efforts to have its agents to which it provided information and documents promptly return such documents and copies and to destroy such summaries, compilations or similar documents.

            SECTION 4.05. Negotiations with Others.

            During the period from the date of this Agreement to the Closing Date or the earlier termination of this Agreement, neither Seller, the Company nor the Subsidiary shall, directly or indirectly, without the prior written consent of Buyer, initiate or continue discussions or engage in negotiations with any corporation, partnership, person or other entity or group (other than Buyer) concerning any possible proposal regarding a sale of capital stock of the Company or the Subsidiary or a merger, sale of material assets or similar transaction involving the Company or the Subsidiary or any division or material asset of the Company or the Subsidiary.

            SECTION 4.06. Public Announcements.

            Seller and Buyer agree that they will consult with each other in advance of making any public announcement or press release, or otherwise disclosing any information relating to the execution of this Agreement or any transactions contemplated hereby; provided, however, that each party reserves the right to make such statements as are required, in the opinion of counsel, by the securities law of the United States or any state thereof, or by any applicable law.

            SECTION 4.07. Meeting of Stockholders.

            Buyer will take all actions necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to convene as promptly as practicable a meeting of its stockholders (the "Stockholders Meeting") to consider and vote upon the approval of this Agreement and the purchase of the Shares. As soon as practicable following the date of this Agreement, Buyer shall prepare and file with the Securities and Exchange Commission a proxy statement with respect to the Stockholders Meeting.

ARTICLE 5. Conditions to the Closing.

            SECTION 5.01. Conditions to the Closing Relating to Buyer.

            Consummation of the purchase of the Shares by Buyer is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

            (a) Representations and Warranties.

            The representations and warranties of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated by this Agreement.

            (b) Covenants.

            Seller shall have performed or complied in all material respects with all obligations, agreements and covenants of Seller contained herein to be performed or complied with by Seller prior to or on the Closing Date.

            (c) Certificate.

            Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, certifying as to fulfillment of the matters mentioned in paragraphs (a) and (b) of this Section 5.01.

            (d) Opinions of Counsel.

            Buyer shall have received the opinion of counsel to Seller, dated the Closing Date and in form reasonably satisfactory to Buyer, substantially to the effect that:

            (i) Each of the Company and the Subsidiary is a corporation validly existing under the laws of the State of Wisconsin and of the Netherlands. respectively, with all requisite corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as it is now being conducted.

            (ii) The authorized capital stock of the Company consists of 58,500 shares of Common Stock of which the 8,457 Shares have been duly and validly issued and are outstanding, fully paid and, except as provided by Section 180.0662(2)(b) of the Wisconsin Business Corporation Law, nonassessable, 3,000 shares of Nonvoting Common Stock, none of which are issued or outstanding, and 1,500 shares of Class A Convertible Preferred Stock, none of which are issued or outstanding. Seller is the record owner of all of the Shares. Seller has the full legal power to transfer and deliver the Shares in accordance with this Agreement, and delivery of the Shares to Buyer pursuant hereto will convey good and marketable title, free and clear of all liens and encumbrances, claims and other charges thereon of any kind, except as provided by Section 180.0662(2)(b) of the Wisconsin Business Corporation Law. There are no preemptive or first refusal rights to purchase or otherwise acquire shares of capital stock of the Company pursuant to any provision of law or the Articles or By-laws of the Company.

            (iii) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of The Netherlands, with all requisite corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as it is now being conducted, and to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated on its part hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Seller.

            (iv) Except as set forth on Schedule 2.04 hereto, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not: (i) violate or result in the breach of any of the terms, provisions or conditions of, or constitute a default under, the Articles of Incorporation or By-laws of Seller or the Company, or any material contract, agreement, lease, commitment, indenture, mortgage, pledge, note, license or other material instrument or obligation known to such counsel to which Seller or the Company or any of their properties or assets may be bound or affected; or (ii) violate any law, rule or regulation, or, to such counsel's knowledge, any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Seller or the Company.

            (v) Except as set forth on Schedule 2.05 hereto, no consent, authorization, order or approval of, or declaration, notice, filing or registration with, any governmental or regulatory authority on the part of Seller or the Company is required for or in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

            (e) Injunction, Etc.

            No action, suit or proceeding by or before any court or any United States governmental or regulatory authority shall have been commenced or threatened and no investigation by any United States governmental or regulatory authority shall have been commenced or threatened seeking to restrain, prevent or change the purchase and sale of the Shares or any of the transactions contemplated hereby or seeking judgments against the Company, the Subsidiary, Buyer or Seller awarding substantial damages in respect of the transactions contemplated hereby.

            (f) Deliveries.

            All deliveries required to be made under this Agreement to Buyer on or before the Closing Date shall have been received by Buyer.

            (g) Consents.

            Buyer shall have received evidence, reasonably satisfactory to Buyer and its counsel, that all of the consents referred to in Schedules 2.05 and 3.03 hereto have been duly obtained.

            (h) Amended Distribution Agreement.

            Buyer, the Company and Stratec Medizintechnik GmbH shall have entered into an Amended Distribution Agreement substantially in the form of Exhibit D attached hereto (the "Amended Distribution Agreement").

            (i) Non-Compete Agreement.

            Seller shall have confirmed its existing non-competition agreement with Buyer.

            (i) Financial Statements.

            The Buyer shall have received an audited consolidated balance sheets of the Company and the Subsidiary as of December 31, 1996, 1995 and 1994, and the related statements of operations and cash flow statements for the years ended December 31, 1996, 1995 and 1994, prepared in conformity with generally accepted accounting principles consistently applied (the "Audited Financials"), and the Audited Financials shall not differ materially and adversely from the Company Financial Statements referred to in Section 2.06 hereof. The Buyer shall have further received an unaudited consolidated balance sheet of the Company and the Subsidiary as of the date of the most recently ended month prior to the Closing Date or, if the Closing Date is less than two weeks after the end of such month, as of the date of the end of the month immediately preceding such month and related unaudited consolidated statement of operations and cash flow statement for such period.

            (k) Fairness Opinion.

            The written opinion of Advest, Inc., dated the date hereof, to the effect that the sale of the Shares is fair to Buyer from a financial point of view, shall not have been withdrawn or amended or modified in any material respect prior to the Closing Date.

            (l) Stockholder Approval.

            The stockholders of Buyer, including the holders of a majority of the Common Stock of Buyer held by all stockholders other than Reynald G. Bonmati, Hans Schiessl, Norland Partners, L.P. and Novatech Ventures, L.P., shall have approved this Agreement and the transactions contemplated hereby (the "Buyer Stockholder Approval").

            SECTION 5.02. Conditions to the Closing Relating to Seller.

            Consummation of the sale of the Shares by Seller is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

            (a) Representations and Warranties.

            The representations and warranties of Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except as affected by transactions expressed by this Agreement.

            (b) Covenants.

            Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants of Buyer contained herein to be performed or complied with by Buyer prior to or on the Closing Date.

            (c) Certificate.

            Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, certifying as to fulfillment of the matters mentioned in paragraphs (a) and (b) of this Section 5.02.

            (d) Opinion of Counsel.

            Seller shall have received the opinion of counsel to Buyer, dated the Closing Date and in form reasonably satisfactory to Seller, substantially to the effect that:

            (i) Buyer is a corporation validly existing under the laws of the State of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted.

            (ii) The execution and delivery by Buyer of this Agreement and the Note and the consummation by Buyer of the transactions contemplated on its part hereby and thereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Buyer.

            (iii) Except as disclosed on Schedule 3.03 hereto, no consent, authorization, order or approval of, or filing or registration with, any governmental authority on the part of Buyer is required for or in connection with the execution and delivery of this Agreement or the Note by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby.

            (iv) The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not: (i) violate or result in the breach of any of the terms, provisions or conditions of, or constitute a default under, the Certificate of Incorporation or By-laws of Buyer, or any material contract, agreement, lease, commitment, indenture, mortgage, pledge, note, license or other material instrument or obligation known to such counsel to which Buyer or any of its properties or assets may be bound or affected; or (ii) violate any law, rule or regulation, or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Buyer.

            (e) Injunction, Etc.

            No action, suit or proceeding by or before any court or any United States governmental or regulatory authority shall have been commenced or threatened and no investigation by any United States governmental or regulatory authority shall have been commenced or threatened seeking to restrain, prevent or change the purchase and sale of the Shares or any of the transactions contemplated hereby or seeking judgments against the Company, the Subsidiary, Buyer or Seller awarding substantial damages in respect of the transactions contemplated hereby.

            (f) Deliveries.

            All deliveries required to be made to Seller under this Agreement on or before the Closing Date shall have been received by Seller.

            (g) Consents.

            Seller shall have received evidence, reasonably satisfactory to Seller and its counsel, that all of the consents referred to in Schedules 2.05 and 3.03 hereto have been duly obtained.

            (h) Stockholder Approval.

            The Buyer Stockholder Approval shall have been obtained.

            (i) Pledge Agreement.

            The Pledge Agreement shall have been executed and delivered.

ARTICLE 6. Termination and Abandonment.

            SECTION 6.01. Termination and Abandonment.

            This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing Date:

            (a) By mutual consent of both Buyer and Seller;

            (b) By action of Buyer or Seller if the Closing has not been consummated by July 31, 1997; or

            (c) By Buyer or Seller if any action, suit or proceeding shall have been instituted by any person, or, to the knowledge of Buyer or Seller shall have been threatened by any public authority, which seeks to prohibit, restrict or delay consummation of the sale of the Shares or any of the conditions to consummation of the sale of the Shares or to limit in any manner the right of Buyer to control the Company or any material aspect of the business of the Company after the Closing Date, or to subject Buyer or Seller or their respective directors or officers to liability on the ground that it or they have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement, other than an action suit or proceeding instituted by a person other than a public authority which, in the opinion of counsel to Buyer and counsel to Seller, does not have a substantial likelihood of success.

            SECTION 6.02. Effect of Termination.

            In the event of the termination and abandonment of this Agreement and the transactions contemplated hereby, this Agreement shall thereafter become void and have no effect, and no party shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, except for the obligations of the parties hereto in Section 4.04 hereof.

ARTICLE 7. Indemnification.

            SECTION 7.01. Definitions.

            As used in this Article 7, the following terms shall have the following meanings:

            (a) "Litigation Expense" shall mean any court filing fee, court cost, arbitration fee or cost, witness fee and reasonable fees and disbursements of legal counsel and expert witnesses.

            (b) "Loss" shall mean any loss, obligation, claim liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, other than Litigation Expense.

            (c) "Termination Date" shall mean April 1, 1999.

            (d) "Statute of Limitations Date" shall mean, in the case of any claim described in Section 7.03(b) hereof, 90 days after the expiration of the statute of limitations for assessing deficiencies with respect to the tax which is the subject of such claim (as the same may be extended, by or with the written consent of Seller, which consent shall not be unreasonably withheld, from time to time).

            SECTION 7.02. Buyer.

            Buyer hereby agrees to indemnify, defend and save harmless Seller and its successors and assigns from, against and in respect of:

            (a) any Loss incurred or required to be paid because of the untruth, inaccuracy or breach of any representation or warranty of Buyer in this Agreement or in any certificate delivered by Buyer pursuant hereto;

            (b) any Loss incurred or required to be paid because of the breach of any covenant or agreement of Buyer in this Agreement; and

            (c) any Litigation Expenses incurred or required to be paid in connection with any action, suit or proceeding incident to any matter indemnified against in Section 7.02(a) or Section 7.02(b) hereof.

            SECTION 7.03. Seller.

            Seller hereby agrees to indemnify, defend and save harmless Buyer and its successors and assigns from, against and in respect of:

            (a) any Loss incurred or required to be paid because of the untruth, inaccuracy or breach of any representation or warranty of Seller in this Agreement or in any certificate delivered by Seller pursuant hereto, other than those contained in Section 2.11 hereof;

            (b) any Loss incurred or required to be paid because of the untruth, inaccuracy or breach of any representation or warranty or covenant of Seller contained in Section 2.11 hereof;

            (c) any Loss incurred or required to be paid because of the breach of any covenant or agreement of Seller in this Agreement; and

            (d) any Litigation Expenses incurred or required to be paid in connection with any action, suit or proceeding incident to any matter indemnified against in Section 7.03(a), Section 7.03(b) or Section 7.03(c) hereof.

            SECTION 7.04. Limitations.

            (a) Seller shall not be entitled to make any claim against Buyer pursuant hereto for any Loss pursuant to Section 7.02(a) hereof (and any Litigation Expenses under Section 7.02(c) hereof related to such Loss) unless a notice of such claim for Loss (which notice shall include the estimated amount of the claim, the basis of the claim and such estimate and any documentation relating to such claim) shall have been given to Buyer prior to the Termination Date.

            (b) Buyer shall not be entitled to make any claim against Seller for any Loss pursuant to Section 7.03(a) or Section 7.03(b) hereof (and any Litigation Expenses under Section 7.03(d) hereof related to such Loss) unless a notice of such claim for Loss (which notice shall include the estimated amount of the claim, the basis of the claim and such estimate and any documentation relating to such claim) shall have been given to Seller prior to (i) the Termination Date, in the case of claim pursuant to Section 7.03(a) hereof, or
(ii) the applicable Statute of Limitations Date, in the case of a claim pursuant to Section 7.03(b) hereof.

            (c) The maximum liability of Seller pursuant to Section 7.03 (a) and
Section 7.03(c) hereof with respect to Losses described therein which are incurred by Buyer shall be an amount equal to $17,500,000 plus the principal amount of any Additional Note; provided, however, that Seller shall not be required to indemnify Buyer under this Article 7, and shall have no liability hereunder, for any such Losses (including Litigation Expenses under Section 7.03(d) hereof related to such Losses) until the aggregate amount thereof exceeds $100,000, after which all such Losses shall be payable by Seller from the first dollar. The maximum liability of Buyer pursuant to Section 7.02(a) hereof with respect to Losses described therein which are incurred by Seller shall be an amount equal to $17,500,000 plus the principal amount of any Additional Note; provided, however, that Buyer shall not be required to indemnify Seller under this Article 7, and shall have no liability hereunder for any such Losses (including related Litigation Expenses) until the aggregate amount thereof exceeds $100,000, after which all such Losses shall be payable by Buyer from the first dollar.

            (d) Subject to the other provision of this Article 7, Seller agrees that Buyer shall have the right, but not the obligation, to setoff against its obligation to pay the principal of the Purchase Note and the Additional Note the full amount of any Loss or Litigation Expense required to be paid by Seller hereunder; provided, however, that the maximum aggregate amount which Buyer may so setoff shall be 20% of the aggregate purchase price for the Shares (i.e., $17,500,000 plus the principal amount of the Additional Note). If Buyer elects to exercise its setoff rights hereunder it will give Seller written notice of such election which will include the amount to be setoff. Any amount setoff shall be applied to the scheduled payments of principal of the Note in their inverse order of maturity.

            SECTION 7.05. Notices.

            As used in this Section 7.05, the term "indemnifying party" shall mean the person or persons against whom an indemnified party makes a claim for indemnification hereunder. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

            (a) The indemnified party shall give prompt written notice to the indemnifying party of any claim or event known to it which does or may give rise to a claim by the indemnified party against the indemnifying party based on this Agreement, stating the nature and basis of said claims or events and the amounts thereof, to the extent known.

            (b) In the event any claim, action, suit or proceeding is made or brought by third parties against a party indemnified under this Agreement, with respect to which an indemnifying party may have liability under this Agreement, the indemnified party shall give written notice of such claim action, suit or proceeding and a copy of the claim, process and all legal pleadings with respect thereto to the indemnifying party. Such notice shall be a condition precedent to any liability of the indemnifying party under this Agreement. In case any such claim, action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, with counsel designated by such indemnifying party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, except as provided below.

The indemnified party shall cooperate with the indemnifying party in the conduct of such proceeding, and the indemnifying party shall reimburse the indemnified party for any out-of-pocket expenses incurred by the indemnified party pursuant to actions requested by the indemnifying party. The indemnified party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party, when and as incurred. unless (i) the employment of counsel by such indemnified party at the indemnifying party's expense has been authorized by the indemnifying party or (ii) the named parties include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by counsel that there is a conflict of interest between the indemnifying parties and the indemnified party in the conduct of the defense of such action. The indemnified party and the indemnifying party, as the case may be. shall be kept fully informed of such claim, action, suit or proceeding at all stages thereof whether or not such party shall cooperate with the indemnifying party in the conduct of such proceedings, and the indemnifying party shall reimburse the indemnified party for any expenses incurred by the indemnified party pursuant to actions requested by the indemnifying party. The indemnified party shall not make any settlement of any claim which could give rise to liability on the part of the indemnifying party without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

ARTICLE 8.  Registration Rights.

            SECTION 8.01. Definitions.

            As used in this Article 8, the following terms shall have the following respective meanings:

            "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

            "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

            "Registration Stock" shall mean (i) any Purchase Shares delivered by Buyer in payment of the Purchase Note or the Additional Note, which Purchase Shares, when issued, are restricted securities for purposes of Rule 144 of the Commission under the Securities Act and (ii) any shares of Common Stock or other securities issued in respect of any such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event; provided, however, that Registration Stock shall not include any such shares disposed of pursuant to one or more registration statements under the Securities Act or pursuant to Rule 144 of the Commission under the Securities Act.

            "Additional Registration Stock" shall mean any shares of Common Stock of the Company other than Common Shares which have rights to be included in Company registrations under the Securities Act.

            "Registration Expenses" shall mean the expenses so described in
Section 8.05.

            "Selling Expenses" shall mean the expenses so described in Section 8.05.

            SECTION 8.02. Incidental Registration.

            If Buyer proposes to register any of its equity securities under the Securities Act on Forms S-1, S-2, S-3, S-18 or any other registration form at the time in effect on which Registration Stock could be registered for sale by the holders thereof (other than a registration in connection with an acquisition of or merger with another entity or the sale of shares to employees of Buyer pursuant to employee stock options or other employee stock plans), Buyer shall on each such occasion give written notice to all record holders of any outstanding shares of Registration Stock of its intention so to do and, upon the written request of any such holder of any Registration Stock, given within 30 days after receipt of any such notice (which request shall state the intended method of disposition of Registration Stock by the prospective seller), Buyer will use its diligent, good faith efforts to cause the Registration Stock, as to which the holders shall have so requested registration, to be registered under the Securities Act and under the same registration statement proposed to be filed by Buyer, all to the extent requisite to permit the sale or other disposition (in accordance with the written request of the holders, as aforesaid) by the prospective seller or sellers of the Registration Stock so registered; provided, however, that if the offering to which the proposed registration statement relates is to be distributed by or through an underwriter, each seller shall agree either to sell his Registration Stock through such underwriter on the same terms and conditions as the underwriter agrees to sell securities of Buyer; and, provided, further, that if a greater number of shares of Registration Stock and Additional Registration Stock is offered for participation in the proposed underwriting than in the opinion of the managing underwriter proposing to underwrite securities of Buyer to be sold can be accommodated without adversely affecting the proposed underwriting, Buyer may elect to reduce pro-rata (based upon the amount of shares owned) the amount of all securities (including shares of Registration Stock) proposed to be offered in the underwriting for the accounts of all persons other than Buyer to a number deemed satisfactory by the managing underwriter.

            SECTION 8.03. Registration Procedures and Expenses.

            (a) If and whenever Buyer is required pursuant to the provisions of
Section 8.02 hereof to use its diligent, good faith efforts to effect the registration of any Registration Stock under the Securities Act, Buyer will, as expeditiously as possible:

            (i) prepare and file with the Commission a registration statement with respect to such securities and use its diligent, good faith efforts to cause such registration statement to become and remain effective for the period specified in clause (ii) below;

            (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective, and to comply with the provisions of the Securities Act, for a period of not less than 90 days (or such lesser period in which all of the stock covered by such registration statement is in fact sold);

            (iii) furnish to each selling stockholder and underwriter such number of copies of a prospectus and preliminary prospectuses in conformity with the requirements of the Securities Act as may be reasonably requested, and such other documents as any underwriter for any such seller may reasonably request;

            (iv) use its diligent, good faith efforts to register or qualify the Registration Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each such seller shall reasonably request (provided, however, that the Company shall not be required to consent to the general service of process for all purposes in any jurisdiction where it is not then qualified), and do any and all other acts and things which may be necessary or desirable to enable such seller to consummate the public sale or other disposition of such Registration Stock in such jurisdiction; and

            (v) notify, on a timely basis, each seller of Registration Stock covered by such registration statement, at any time when a prospectus relating to the Registration Stock covered by such registration statement is required to be delivered under the Securities Act within the appropriate period mentioned in clause (a)(ii) of this Section 8.03 of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

            (b) Buyer will pay all Registration Expenses in connection with each registration pursuant to Section 8.02 hereof. All Selling Expenses in connection with each registration pursuant to Section 8.02 hereof shall be borne by the seller or sellers pro-rata in proportion to the securities covered thereby being sold or in such other proportion as they may agree. All expenses incurred by the Company in complying with Section 8.02 hereof, including, without limitation, all registration and filing fees (including all expenses incident to filing with the National Association of Securities Dealers, Inc.), printing expenses, reasonable fees and disbursements of counsel for the Company, securities law and blue sky fees and expenses and the expenses of any regular and special audits incident to or required by any such registration are herein called Registration Expenses, except that all underwriting discounts, selling commissions applicable to the sales, any state or federal transfer taxes payable with respect to the sales and all fees and disbursements of counsel for the selling shareholders are herein called Selling Expenses.

            SECTION 8.04. Indemnification.

            (a) In the event of any registration under the Securities Act of any Registration Stock pursuant to Section 8.02 hereof, Buyer will indemnify and hold harmless each seller of such Registration Stock, and each other person, if any, who controls such seller within the meaning of the Securities Act or the Exchange Act from and against any losses, claims, damages or liabilities, joint or several, to which any such person may become subject under the Securities Act, the Exchange Act, state securities and blue sky laws, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registration Stock was registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, any amendment or supplement thereto, or any document filed in connection therewith, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading; and will reimburse such person for any legal and other expenses reasonably incurred by such person, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Buyer will not be liable in any such case to any such person to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, said preliminary prospectus or said final prospectus or said amendment or supplement or any document incident thereto in reliance upon and in conformity with written information furnished to Buyer by or on behalf of such person specifically for use in the preparation thereof.

            (b) In the event of any registration of any of the Registration Stock under the Securities Act pursuant to Section 2 or 3 hereof, each seller of Registration Stock, severally and not jointly, will indemnify and hold harmless Buyer and each person, if any, who controls Buyer within the meaning of the Securities Act or the Exchange Act, each officer of Buyer who signs the registration statement and each director of Buyer from and against any and all losses, claims, damages or liabilities, joint or several, to which any such person may become subject under the Securities Act, the Exchange Act, state securities and blue sky laws, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in any such registration statement, preliminary or final prospectus, amendment or supplement thereto or any document filed in connection therewith, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading, if the statement or omission in respect of which such loss, claim, damage or liability is asserted was made in reliance upon and in conformity with information furnished in writing to Buyer by or on behalf of such seller specifically for use in connection with the preparation of such registration statement or prospectus or such amendment or supplement thereof; provided, however, that the liability of any seller of Registration Stock to so indemnify shall be limited to an amount equal to the amount received by such seller upon the sale of such Registration Stock pursuant to such registration statement.

            (c) Any party which proposes to assert the right to be indemnified under this Section 8.04 will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnified party under this Section 8.04, notify each such indemnifying party of the commencement of such action, suit or proceeding, enclosing a copy of all papers served, but the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve the indemnifying party from any liability which it has to any indemnified party under this Section 6 or otherwise to the extent the indemnifying party is not prejudiced thereby. In case any such action, suit or proceeding shall be brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof, and the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any further legal or other expenses, other than reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof. If the indemnifying party so elects to assume such defense, the indemnified party shall have the right to employ its own counsel in any such action, but the subsequent fees and expenses of such counsel shall be at the expense of such indemnified party, when and as incurred, unless (i) the employment of counsel by such indemnified party has been authorized by the indemnifying parties, (ii) there is a conflict of interest between the indemnifying parties and the indemnified party in the conduct of the defense of such action (in which case the indemnifying parties shall not have the right to assume or direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying parties shall not in fact have employed counsel to assume the defense of such action. An indemnifying party shall not be liable for any settlement of any action without its consent, which consent shall not be unreasonably withheld or delayed.

            (d) If the indemnification provided for in subsection (a) or (b) of this Section 8.04 is held by a court of competent jurisdiction to be unavailable to an indemnified party, then each indemnifying party under any such subsection, in lieu of indemnifying such indemnified party thereunder, hereby agrees to contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other. Notwithstanding the foregoing, the amount any seller of Registration Stock shall be obligated to contribute pursuant to this subsection (d) shall be limited to the amount received by such seller upon the sale of Registration Stock pursuant to the registration statement.

ARTICLE 9.  Miscellaneous.

            SECTION 9.01. Beneficiaries.

            Nothing contained in this Agreement shall be deemed to confer on any party, other than Seller or Buyer, any benefit under this Agreement or any right to enforce this Agreement.

            SECTION 9.02. Amendments; Waivers; Etc.

            This Agreement may be amended, modified or supplemented by written agreement approved by both Seller and Buyer at any time with respect to any of the terms contained herein. Prior to the Closing, the parties hereby may (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered hereunder, and (iii) waive compliance with any of the agreements or conditions contained herein.

            SECTION 9.03. Notices.

            Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered by hand or by overnight courier or by confirmed facsimile transmission or mailed by registered or certified mail, postage prepaid, to the party to whom it is to be given at the address of such party set forth below:

            If no Buyer:

                    Norland Medical Systems, Inc.
                    106 Corporate Park Drive
                    Suite 106
                    White Plains, New York 10604
                    Attention: Kurt W. Streams
                    Fax No.: (914) 694-2286

            With copies to:

                    Special Committee of the
                     Board of Director of Norland
                    Medical Systems, Inc.
                    c/o Mr. James J. Baker
                    26 Elmwood Avenue
                    Cambridge, Massachusetts 02138
                    Fax No.: (617) 868-5180

                    Hertzog, Calamari & Gleason
                    100 Park Avenue
                    New York, New York 10017
                    Attention: John D. Vaughan, Esq.
                    Fax No.: (212) 213-1199

                    Morgan, Lewis & Bockius LLP
                    101 Park Avenue
                    New York, New York 10178
                    Attention: Kevin J. Curley, Esq.
                    Fax No.: (212) 309-6273

            If to Seller:

                    Norland Medical Systems B.V.
                    Admiraliteitskade 50
                    3063 ED Rotterdam
                    P.O. Box 4433
                    3006 AK Rotterdam
                    The Netherlands
                    Fax No.: 31-10-4529755

            With copies to:

                    Reynald G. Bonmati
                    Premium Point
                    New Rochelle, New York 10801
                    Fax No.: (914) 636-3549

                    Quarles & Brady
                    411 East Wisconsin Avenue
                    Milwaukee, Wisconsin 53202
                    Attention: Walter J. Skipper
                    Fax No.: (414) 271-3522

                    Barents & Krans
                    Parkstraat 107
                    P.O. Box 30457
                    2500 GL The Hague
                    The Netherlands
                    Attention: Philip van Wijngaarden
                    Fax No.: 011-31-70-365-1856

or at such other address as the party shall have furnished in writing in accordance with the provisions of this Section 9.03.

            SECTION 9.04. Brokers.

            Seller represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or undertakings made by the Company or Seller in connection with the transactions contemplated hereby. Buyer represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or undertakings made by Buyer in connection with the transactions contemplated hereby.

            SECTION 9.05. Counterparts.

            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            SECTION 9.06. Headings.

            The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

            SECTION 9.07. Expenses.

            All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that Buyer shall pay any sales or transfer taxes arising as a result of the purchase and sale of the Shares hereunder.

            SECTION 9.08. Survival of Representations and Warranties.

            All representations and warranties of Buyer and Seller in this Agreement or in any schedule or certificate delivered pursuant to this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby until the Termination Date (or, in the case of Section 2.11 hereof, the Statute of Limitations Date) and thereafter shall have no force or effect. All covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing Date until the obligations created thereunder have been performed or waived.

            SECTION 9.09. Severability.

            Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part or parts which may, for any reason, be hereafter declared invalid.

            SECTION 9.10. Miscellaneous.

            This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned, by operation of law or otherwise without the prior written consent of the other party hereto; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York (without regard to principles of conflicts of law).

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                             NORLAND MEDICAL SYSTEMS B.V.


                                             By: /s/ Reynald G. Bonmati
                                                --------------------------------
                                                 Title: Managing Director


                                             NORLAND MEDICAL SYSTEMS, INC.


                                             By: /s/ Kurt W. Streams
                                                --------------------------------
                                                 Title: Vice President, Finance